Exhibit 99.1

American Shared Hospital Services Reports Fourth Quarter and Year End 2022 Financial Results

-Q4 Revenue Exceeds $5 Million for 2nd Time in 2022; Q4 Net Income Increases 12% to $0.25 Million or $0.04 per share-

-2022 Revenue Reaches Nearly $20 Million; 2022 Net Income Increases 6-Fold compared to 2021 to $1.3 Million or $0.21 per share-

-Conference Call Friday March 24th at 1:00pm ET / 10:00am PT-

SAN FRANCISCO, CA, March 24, 2023 ‒ American Shared Hospital Services (NYSE American: AMS) (the "Company"), a leading provider of turnkey technology solutions for stereotactic radiosurgery and advanced radiation therapy equipment and services, today announced financial results for the fourth quarter and twelve months ended December 31, 2022.

Fourth Quarter 2022 Financial Highlights

●

Total revenue in the fourth quarter was $5,037,000, an increase of 7.4% from the comparable period in 2021. Total proton therapy revenue increased 33.4% period-over-period; fractions decreased 11.9%. Gamma Knife revenue and volumes for same centers in operation decreased 6.7% and 8.4%, respectively.

●	Gross margin increased 2.3% to $2,270,000. The gross margin percentage was 45.1% of revenue.

●	Operating income for the fourth quarter of 2022 was $590,000 compared to operating income of $723,000 in the fourth quarter of 2021, a decrease of 18.4%.

●

Net income attributable to American Shared Hospital Services in the fourth quarter was $246,000, or $0.04 per diluted share, compared to net income of $219,000, or $0.04 per diluted share, for the same period in the prior year.

●	Adjusted EBITDA, a non-GAAP financial measure, was $2,161,000 for the fourth quarter of 2022, compared to $2,150,000 for the fourth quarter of 2021.

●	Cash at December 31, 2022 was $12,453,000, an increase of $4,190,000 or 50.7%, from the December 31, 2021 balance of $8,263,000.

●

For the twelve months ended December 31, 2022, revenue increased 12.0% to $19,746,000 compared to 2021. Operating income for 2022 was $2,431,000, a 79.9% increase compared to 2021. Net income attributable to American Shared Hospital Services was $1,328,000, or $0.21 per diluted share, compared to net income attributable to American Shared Hospital Services of $194,000, or $0.03 per diluted share, for 2021. Net income attributable to American Shared Hospital Services for 2021, excluding the net effect of the extinguishment of debt after non-controlling interest and income taxes of $244,000, a non-GAAP financial measure, was $438,000, or $0.07 per diluted share.

●	Announced first order of 2023 totaling $1.3 million with a new customer.

Ray Stachowiak, Executive Chairman, commented, “AMS ended a strong year with a solid fourth quarter. Quarterly revenue increased 7% compared to Q4 2021, to over $5 million for the second time in 2022. The increase was driven by higher average reimbursement as procedures were lower on both Gamma Knife and PBRT. Despite higher operating costs and expenses from new agreements with existing customers and other new business activity, net income increased to $246,000 or $0.04 per share, capping a year of sustainable quarterly profit trends. For the full year, revenue increased 12% to nearly $20 million and net income increased over six times to $1.3 million or $0.21 per share.”

“Our investment in sales and marketing has begun to pay off with our pipeline filling with solid opportunities. We also booked our first order of 2023 in the first quarter. The $1.3 million order is expected to ship in the second quarter, opens the door for a potential long term relationship with a new customer, and strengthens our relationship with Elekta, our joint venture partner in GK Financing, our 81% owned subsidiary. Our cash resources for new business have deepened as well, with cash balances of $12.5 million at December 31st, 51% ahead of last year end. This cash is in addition to our $7 million unused line of credit.”

“We also made progress toward receiving the necessary permits for our new Cancer Center joint venture in Puebla, Mexico that will have a new linear accelerator (LINAC) cancer radiation treatment system with advanced treatment planning and enhanced patient information and management software. As we’ve talked about before, our Gamma Knife Cancer Center in Ecuador will have the Perfexion to ICON upgrade installed when all permits are received, which we are expecting soon in order to begin treating patients early in the third quarter. The Gamma Knife ICON upgrade will add new patient treatment capabilities such as frameless head immobilization and a lightning treatment planning system with remote planning. Sites that have previously upgraded from Perfexion to ICON have reported improved patient experiences and outcomes.”

“Most recently, the Board of Directors and myself were pleased to appoint Peter Gaccione as Chief Executive Officer, I am now Executive Chairman. Peter joined AMS six months ago as COO after 40 years in the medical oncology business. As we announced, we have begun a search for a public company CFO to succeed Craig Tagawa, who has held the position for many years and will remain CFO until a successor is in place. Craig will continue to serve as President of the Company and also Chief Executive Officer of GK Financing, the AMS subsidiary. We’re excited for this realignment of our team and believe that we have the right people in the right roles to maximize the many opportunities we see to provide advanced treatments for cancer patients,” concluded Mr. Stachowiak.

Financial Results for the Three Months Ended December 31, 2022

For the three months ended December 31, 2022, revenue increased 7.4% to $5,037,000 compared to $4,689,000 in the year ago period.

Fourth quarter revenue for the Company's proton therapy system installed at Orlando Health in Florida increased 33.4% to $2,247,000 compared to revenue for the fourth quarter of 2021 of $1,685,000 primarily due to higher average reimbursement for the current period.

Total proton therapy fractions in the fourth quarter were 981, a decrease of 11.9% compared to 1,113 proton therapy fractions in the fourth quarter of 2021, which is a typical quarterly fluctuation.

Total revenue for the Company's Gamma Knife operations decreased 7.1% to $2,790,000 for the fourth quarter of 2022 compared to $3,004,000 for the fourth quarter of 2021. Gamma Knife domestic revenue declined 5.4% to $2,026,000 and international revenue decreased 11.5% to $764,000 for the three months of 2022 compared to 2021. The decline in overall Gamma Knife revenue was due to a decrease in procedures, offset by an increase in average reimbursement. The increase in average reimbursement was driven by a favorable shift in payor mix to more commercial payors. Revenue for same centers in operation, which excludes two Gamma Knife contracts that expired, one each in the first and fourth quarters of 2021, decreased 6.7% when compared to those same centers during the same period of the prior year.

Total Gamma Knife procedures decreased by 10.8% to 329 for the fourth quarter of 2022 from 369 in the fourth quarter of 2021 primarily due to normal, cyclical fluctuations and the expiration of one contract in the fourth quarter of 2021. Gamma Knife domestic procedures declined 10.0% to 243 and international procedures decreased 13.1% to 86 for the three months of 2022 compared to 2021. Gamma Knife volumes for same centers in operation decreased 8.4% when compared to Gamma Knife volumes for those same centers during the same period of the prior year.

Gross margin for the fourth quarter of 2022 increased 2.3% to $2,270,000, or 45.1% of revenue, compared to gross margin of $2,218,000, or 47.3% of revenue, for the fourth quarter of 2021.

Selling and administrative costs increased by 14.7% to $1,420,000 for the fourth quarter of 2022 compared to $1,238,000 for the same period in the prior year primarily due to higher sales and related fees associated with new business opportunities.

Operating income for the fourth quarter of 2022 was $590,000 compared to operating income of $723,000 in the fourth quarter of 2021, a decrease of 18.4%, reflecting higher operating costs and selling and administrative expenses.

Income tax expense increased 23.3% to $333,000 for the fourth quarter of 2022 compared to $270,000 for the same period in the prior year. The increase in income tax expense for the current period was primarily due to higher earnings during the current period, return-to-provision adjustments arising from foreign income tax returns filed during the current period, as well as permanent domestic tax differences that continued through the end of the year.

Net income attributable to American Shared Hospital Services in the fourth quarter 2022 was $246,000, or $0.04 per diluted share, compared to net income of $219,000, or $0.04 per diluted share, for the fourth quarter of 2021. The increase in net income was due to increased revenues and higher average reimbursement rates on both Gamma Knife and PBRT procedures. Fully diluted weighted average common shares outstanding were 6,284,000 and 6,117,000 for the fourth quarter of 2022 and 2021, respectively.

Adjusted EBITDA, a non-GAAP financial measure, was $2,161,000 for the fourth quarter of 2022, compared to $2,150,000 for the fourth quarter of 2021.

Financial Results for the Twelve Months Ended December 31, 2022

For the twelve months ended December 31, 2022, revenue increased 12.0% to $19,746,000 compared to revenue of $17,628,000 for the twelve months of 2021.

Total Gamma Knife revenue decreased 7.2% to $10,794,000 for the twelve months of 2022 compared to $11,629,000 for the twelve months of 2021. Gamma Knife domestic revenue declined 11.7% to $7,703,000 and international revenue increased 6.3% to $3,091,000 for the twelve months of 2022 compared to 2021. The total number of Gamma Knife procedures in the twelve months of 2022 was 1,286, a decrease of 10.4% compared to 1,436 for the twelve months of 2021. Gamma Knife domestic procedures declined 14.1% to 954 and international procedures increased 1.8% to 332 for the twelve months of 2022 compared to 2021. For the twelve months of 2022, Gamma Knife volumes for same centers in operation decreased 5.4% when compared to Gamma Knife volumes for those same centers during the same period of the prior year.

PBRT revenue increased 47.8% to $8,952,000 compared to $6,058,000 for the twelve months of 2021. Total proton therapy fractions in the twelve months of 2022 were 5,296, an increase of 19.7% compared to 4,426 proton therapy fractions for the twelve months of 2021.

Gross margin for the twelve months of 2022 increased 24.6% to $8,382,000, or 42.4% of revenue, compared to gross margin of $6,726,000, or 38.2% of revenue, for the twelve months of 2021.

Operating income for the twelve months of 2022 was $2,431,000 compared to operating income of $1,351,000 for the twelve months of 2021, an increase of 79.9%.

Net income attributable to American Shared Hospital Services for the twelve months of 2022 was $1,328,000, or $0.21 per diluted share, compared to net income of $194,000, or $0.03 per diluted share, for the twelve months of 2021. Net income attributable to American Shared Hospital Services for 2021, excluding the net effect of the extinguishment of debt after non-controlling interest and income taxes of $244,000, a non-GAAP financial measure, was $438,000, or $0.07 per diluted share. Adjusted EBITDA, a non-GAAP financial measure, was $8,176,000 for the twelve months of 2022, compared to $7,174,000 for the twelve months of 2021.

Balance Sheet Highlights

At December 31, 2022, cash, cash equivalents, and restricted cash was $12,453,000, an increase of $4,190,000 or 50.7%, compared to $8,263,000 at December 31, 2021. American Shared Hospital Services' equity (excluding non-controlling interests in subsidiaries) at December 31, 2022 and December 31, 2021 was $21,625,000 or $3.50 per outstanding share and $19,893,000, or $3.28 per outstanding share, respectively.

Conference Call and Webcast Information

AMS has scheduled a conference call to review its financial results for today, March 24, 2023 at 10:00 a.m. PT / 1:00 p.m. ET.

To participate, please call 1 (844) 413-3972 at least 10 minutes prior to the start of the call and ask to join the American Shared Hospital Services call. A simultaneous Webcast of the call may be accessed through the Company's website, www.ashs.com, or at www.streetevents.com for institutional investors.

A replay of the call will be available at 1 (877) 344-7529, access code 7388246 through March 31, 2023. The call will also be available for replay on the Company’s website, www.ashs.com, for one year.

About American Shared Hospital Services (NYSE American: AMS)

American Shared Hospital Services (ASHS) is a leading provider of creative financial and turnkey solutions to Cancer Treatment Centers, hospitals, and large cancer networks worldwide. The company works closely with major global Original Equipment Manufacturers (OEM’s) that provide leading edge clinical treatment systems and software to treat cancer using Radiation Therapy and Radiosurgery. Major products the company is able to provide include MR Guided Radiation Therapy Linacs, Advanced Linear Accelerators, Proton Beam Therapy Systems, Brachytherapy systems, and through the Company’s GK Financing partnership with Elekta, the Leksell Gamma Knife product and services. ASHS is a leading global provider of Gamma Knife radiosurgery equipment, a non-invasive treatment for malignant and benign brain tumors, vascular malformations, and trigeminal neuralgia (facial pain). For more information, please visit: www.ashs.com.

Safe Harbor Statement

This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services (including statements regarding the expected continued growth of the Company and the expansion of the Company’s Gamma Knife, proton therapy and MR/LINAC business, which involve risks and uncertainties including, but not limited to, the risks of economic and market conditions, the risks of variability of financial results between quarters, the risks of the Gamma Knife and proton therapy businesses, the risks of developing The Operating Room for the 21st Century program, the risks of changes to CMS reimbursement rates or reimbursement methodology, the risks of the timing, financing, and operations of the Company’s Gamma Knife, proton therapy, and MR/LINAC businesses, the risks of the COVID-19 pandemic and its effect on the Company’s business operations and financial condition, the risk of expanding within or into new markets, the risk that the integration or continued operation of acquired businesses could adversely affect financial results and the risk that current and future acquisitions may negatively affect the Company’s financial position. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2021, the Company's Quarterly Report on Form 10-Q for the three month periods ended March 31, 2022, June 30, 2022, and September 30, 2022, and the definitive Proxy Statement for the Annual Meeting of Shareholders that was held on June 21, 2022.

Non-GAAP Financial Measure

Adjusted EBITDA, the non-GAAP measure presented in this press release and supplementary information, is not a measure of performance under the accounting principles generally accepted in the United States ("GAAP").  This non-GAAP financial measure has limitations as an analytical tool, including that it does not have a standardized meaning. When assessing our operating performance, this non-GAAP financial measure should not be considered a substitute for, and investors should also consider, income before income taxes, income from operations, net income attributable to the Company, earnings per share and other measures of performance as defined by GAAP as indicators of the Company's performance or profitability.

EBITDA is a non-GAAP financial measure representing our earnings before interest expense, income tax expense, depreciation, and amortization. We define Adjusted EBITDA as net income before interest expense, interest income, income tax expense, depreciation and amortization expense, stock-based compensation expense, loss on extinguishment of debt, and loss on sublease and asset impairment.

We use this non-GAAP financial measure as a means to evaluate period-to-period comparisons. Our management believes that this non-GAAP financial measure provides meaningful supplemental information regarding our performance by excluding certain expenses and charges that may not be indicative of the operating results of our recurring core business, such as loss on extinguishment of debt and stock-based compensation expense.  We believe that both management and investors benefit from referring to this non-GAAP financial measure in assessing our performance.

Contacts:

American Shared Hospital Services
Ray Stachowiak
Executive Chairman
rstachowiak@ashs.com

Investor Relations
PCG Advisory
Stephanie Prince
P: (646) 863-6341
sprince@pcgadvisory.com

- Tables Follow -

American Shared Hospital Services
Condensed Consolidated Statements of Income

	Summary of Operations Data
		(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,

	2022	2021	2022	2021
Revenues	$5,037,000	$4,689,000	$19,746,000	$17,628,000
Costs of revenue	2,767,000	2,471,000	11,364,000	10,902,000
Gross margin	2,270,000	2,218,000	8,382,000	6,726,000
Loss on write down of impaired assets and associated removal costs	-	105,000	-	105,000
Selling and administrative expense	1,420,000	1,238,000	5,145,000	4,531,000
Interest expense	260,000	152,000	806,000	739,000
Operating income	590,000	723,000	2,431,000	1,351,000
Loss on extinguishment of debt	-	-	-	(401,000)
Other income (loss), net	56,000	(3,000)	87,000	(3,000)
Income before income taxes	646,000	720,000	2,518,000	947,000
Income tax expense	333,000	270,000	963,000	269,000
Net income	313,000	450,000	1,555,000	678,000
Less: Net income attributable to non-controlling interests	(67,000)	(231,000)	(227,000)	(484,000)
Net income attributable to American Shared Hospital Services	$246,000	$219,000	$1,328,000	$194,000

Earnings per common share:
Basic	$0.04	$0.04	$0.21	$0.03
Diluted	$0.04	$0.04	$0.21	$0.03

Weighted Average Shares Outstanding:
Basic	6,276,000	6,103,000	6,297,000	6,044,000
Diluted	6,284,000	6,117,000	6,303,000	6,059,000

American Shared Hospital Services
Balance Sheet Data

	Balance Sheet Data
	(Unaudited)

	12/31/2022	12/31/2021
Cash, cash equivalents and restricted cash	$12,453,000	$8,263,000
Current assets	$18,723,000	$15,087,000
Total assets	$43,956,000	$45,430,000

Current liabilities	$5,175,000	$5,891,000
Shareholders' equity, excluding non-controlling interests	$21,625,000	$19,893,000

American Shared Hospital Services
Adjusted EBITDA

	Reconciliation of GAAP to Non-GAAP Adjusted Results
		(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2022	2021	2022	2021
Net income	$246,000	$219,000	$1,328,000	$194,000
Plus (less): Income tax expense	333,000	270,000	963,000	269,000
Interest expense	260,000	152,000	806,000	739,000
Interest (income)	(68,000)	-	(103,000)	-
Depreciation and amortization expense	1,226,000	1,222,000	4,783,000	4,972,000
Stock-based compensation expense	164,000	108,000	399,000	420,000
Loss on extinguishment of debt	-	-	-	401,000
Loss on sublease impairment, net	-	74,000	-	74,000
Loss on write down of impaired assets and associated removal costs	-	105,000	-	105,000
Adjusted EBITDA	$2,161,000	$2,150,000	$8,176,000	$7,174,000